Exhibit 10.1

February 21, 2013

Air 1 Flight Support, Inc.

Attn: Mr. Victor Miller, President

9858 Glades Rd., Suite D3-178

Boca Raton, FL 33434

Re:

Letter of Intent Re: Acquisition of Air 1 Flight Support, Inc.

Dear Mr. Miller:

This non-binding letter of intent (the “LOI”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between: (i) Tactical Air Defense Services, Inc., a Nevada corporation (“TADF”); and (ii) Air 1 Flight Support, Inc., a Florida corporation (“Air 1”) (TADF and Air 1 may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

1.           Transaction Architecture.    Air 1 shall transfer to TADF all shares of Air 1 common stock, which shall represent 100% of the equity interest of Air 1 (the “Air 1 Equity”), such that Air 1 shall become a wholly owned subsidiary of TADF. In exchange, the existing shareholders of Air 1 shall be issued five million (5,000,000) shares of TADF’s Series C Preferred Stock (the “Air 1 Shares”), with such rights, privileges, and preferences as outlined in TADF’s Certificate of Designation to the Articles of Incorporation (the “Certificate of Designation”, a copy of which has been attached hereto as Exhibit A). (The above exchange shall be referred to herein as the “Transaction”). Following the closing of the Transaction, the post transaction entity shall continue its existence as a wholly owned subsidiary of TADF. The Transaction may be structured as a tax-free share exchange agreement or other similar agreement.

2.

Transaction Closing.  The Parties shall use their commercially best efforts to close the Transaction (the “Closing”) within 30 days of execution by both Parties of this LOI, although the Closing may take place prior to 30 days from execution of this LOI upon written agreement by both Parties, and may be extended beyond 30 days from execution of this LOI upon written agreement by both Parties.

3.

Existing Air 1 Assets.   As of the date of this LOI, Air 1 owns maintenance, refueling, and ground support equipment capable of supporting F-5 and other aircraft.

4.

Definitive Agreements.    The Parties shall commence preparation of definitive legal agreements that will affect the Transaction and other commitments contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the general provisions outlined above in addition to the usual and customary representations and warranties, covenants, conditions, and indemnifications for transaction of this kind, including, without limitations: environmental, tax, and securities filings, and corporate filings, and the accuracies of all of the same.

5.

Due Diligence.      For a period of ninety (90) days following execution of this LOI (the “Due Diligence Period”), the Parties must comply with all reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction. Upon the execution of this LOI by all Parties and subsequent request to or by a Party, the Parties shall mutually exchange the following:

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All Financial Statements;

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History of financings and related documents;

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All employment contracts and consulting agreements;

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A list of all officers, key employees, directors, and advisors, with related bios;

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A list and description of all assets;

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A list of all known liabilities and claims;

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A list of all licenses and certifications;

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Certificate of Incorporation (with any amendments thereto);

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All board minutes;

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Bylaws (with any amendments thereto); and

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Current shareholder list.

6.

Transaction Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

7.

No Shop.      Until the closing of the Transaction or termination of negotiations related to such Transaction, Air 1 may not enter into any transaction or agreement related to the sale of the Air 1 Equity, or any of its assets, or otherwise encumber or enter into an agreement that would encumber any of the foregoing, or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties rights or intentions under this agreement.

8.

Confidentiality, Non-Disclosure and Subsequent Public Announcement.    The Parties agree to execute mutual non-disclosure agreements in connection with this LOI and the Transaction in order to protect each Party’s confidential and proprietary information. Following the execution of this LOI, TADF shall release a Form 8-K with the SEC and related press release regarding the LOI and the proposed Transaction. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Transaction prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

9.

Acknowledgments and Assent.  The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein, and freely and voluntarily assent to all of the terms herein.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Agreed and accepted by:

Tactical Air Defense Services, Inc. a Nevada corporation _________________________________ By: Alexis Korybut Its: Chief Executive Officer	Air 1 Flight Support. Inc. a Florida corporation _________________________________ By: Victor Miller Its: President

EXHIBIT A

Tactical Air Defense Services, Inc.

Certificate of Designation to the Articles of Incorporation

Series C Preferred Stock

TACTICAL AIR DEFENSE SERVICES, INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to 50,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to designate classes of Preferred Stock as outlined below;

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the “Certificate”) and designates the following classes of Preferred Stock as follows:

C.

Series C Preferred Stock.  The Corporation is authorized to issue up to Fifty Million (50,000,000) shares of Preferred Stock. Twenty Five Million (25,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.

Conversion into Common Stock.

1.1

Shareholder Conversion Rights.  Each one (1) share of Series C Preferred Stock may be convertible as described herein into four hundred (400) shares of Common Stock (the “Series C Conversion Ratio”) at anytime following the issuance date of such shares. Each holder of Series C Preferred Stock who desires to convert into the Corporation’s Common Stock must provide five (5) days written notice (the date of receipt by the Corporation being the “Conversion Date”) to the Corporation of its intent to convert one or more shares of Series C Preferred Stock into Common Stock (each a “Conversion Notice”). The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

 1.2

Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Prior to any conversion, the certificate or certificates representing Series C Preferred Stock to be converted shall be surrendered to the Corporation, duly endorsed with a medallion stamp guarantee, at the office of the Corporation or its transfer agent. The Corporation shall, within fifteen (15) business days, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

1.3

Adjustment of Series C Conversion Ratio.

(a)

Stock Splits, Etc. The number and kind of securities issuable upon the conversion of shares of Series C Preferred Stock (the “Series C Conversion Shares”) and the Series C Conversion Ratio shall be subject to adjustment from time to time upon the happening of any of the following. In case the Corporation shall: (i) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of  Common Stock, then the Series C Conversion Ratio and number of Series C Conversion Shares issuable upon conversion immediately prior thereto shall be adjusted so that the holder of Series C Preferred Stock shall be entitled to receive the kind and number of Series C Conversion Shares or other securities of the Corporation which they would have owned or have been entitled to receive had such shares of Series C Preferred Stock been converted in advance thereof.

(b)

Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Corporation), or sell, transfer or otherwise dispose of all or substantially all its property, assets, or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor of acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Corporation, then Series C Preferred Stock holder shall have the right thereafter to receive, upon conversion, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is  the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which shares of Series C Preferred Stock are exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Corporation) shall expressly assume  the due and punctual observance and performance of each and every covenant and condition of this designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board) in order to provide for adjustments of shares of Common Stock convertible from shares of Series C Preferred Stock which shall be as nearly equivalent as practicable to the adjustments provided for in this Section.

2.

Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series C Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.